Amendment Agreement to the
Master Sale and Purchase Agreement
dated as of 5 August 2014

between

Siemens AG,
a stock corporation (Aktiengesellschaft) organized under the laws of Germany with its registered seat in Munich and Berlin, Germany, and registered in the commercial register of the local court (Amtsgericht) of Munich under HRB 6684 and in the commercial register of the local court (Amtsgericht) of Berlin-Charlottenburg under HRB 12300, whose registered office is at Wittelsbacherplatz 2, 80333 Munich, Germany
("Seller")
and
Cerner Corporation, a Delaware corporation
with its principal business office at 2800 Rockcreek Parkway, North Kansas City,
Missouri 64117, United States of America
("Purchaser")
(Seller and Purchaser each a "Party"
and collectively the "Parties")

dated 1 February 2015

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Annex 16.1	February Rents	21
Annex 17.1	Romania Buildout Costs	21
Annex 19.1.1	Estimated Allocation Amount	21

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Preamble
WHEREAS

(A)
On 4/5 August 2014, Seller and Purchaser entered into a Master Sale and Purchase Agreement (notarial deed Nr. 4032 /2014 of the Notary public Dr. Bernhard Schaub, Munich) (the "MSPA") including reference deeds No. 4030/2014 and 4031/2014 pursuant to which Seller has sold its global business of hospital information systems solutions to Purchaser as set out in more detail in the MSPA. Reference is made to these deeds. A certified copy of the deeds have been on hand while notarization. The content of the deeds is known by the parties. The parties waived their right to have them read out aloud by the Notary and to attach them to this deed.

(B)	The Parties wish to amend the MSPA as set out in this amendment (the "Amendment Agreement").
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
Article 1Definitions and Interpretation

1.1	Definitions
Capitalized terms not defined in this Amendment Agreement shall have the meaning ascribed to them in the MSPA.

1.2	Interpretation
Article 1.2 of the MSPA (Interpretation) shall apply mutatis mutandis to this Amendment Agreement.
Article 2    Exclusion of ITH Shares
The Parties agree that the ITH Share shall be excluded from the Transaction. To reflect this exclusion, the Parties agree to the following amendments to the MSPA.

2.1	In Article 2.1 of the MSPA (The Business), the following wording shall be deleted
"and in Austria, also through ITH icoserve technology for healthcare GmbH ("ITH"), a company in which Siemens AG Österreich holds a share corresponding to a participation of 69.1% (the "ITH Share")"

2.2	In Article 3.1 of the MSPA (Transferred Assets), clause 3.1.4 shall be deleted and be replaced with the following wording:
"[intentionally left blank]".

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2.3	In Article 3.2 of the MSPA (Excluded Assets), the following wording shall be added as new clause 3.2.9:
"the share, corresponding to a participation of 69.1%, held by Siemens AG Österreich in ITH icoserve technology for healthcare GmbH (the "ITH Share")."

2.4	In Article 6.2 of the MSPA (Excluded Liabilities), the following wording shall be added to the end of clause 6.2.11:
“and all Liabilities arising out of or in connection with the ownership of the ITH Share”

2.5	In Article 15.1 of the MSPA (Purchase Price), clause 15.1.1 shall be deleted and be replaced with the following wording:
"The "Base Purchase Price", which shall be an amount of USD 1,293,100,000.00 (in words: one billion two hundred ninety three million one hundred thousand US Dollars),"

2.6	In Article 17.2 (Specific Statements) of the MSPA, clause 17.2.4(b) shall be deleted and be replaced with the following wording:
"[intentionally left blank]".

2.7	Annex 17.2.4(b) titled "Entitlement for ITH Share" shall be deleted.

2.8	The second sentence of Article 23.7 (No Financing by Seller) of the MSPA shall be deleted.

2.9	The following shall be added to the last sentence of Annex A to the MSPA (Definition of Business) after the end of the last paragraph of the section headed “Non-Business activities”:
“In addition, the Business does not include the activities or operations of ITH.”
Article 3    Sale of VAS Business
The Parties agree that the Transaction shall comprise the “value added services business” of Seller. Thus, Annex A to the MSPA (Definition of Business) the following wording shall be added at the end of the second paragraph of the section headed "Software solutions",:
", KaPITO"
such that this paragraph shall read as follows:

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"Soarian Clinicals, Soarian Scheduling, i.s.h.med (including IS-H and SAP ERP reselling), i.c.m.health, medico, medico Management Explorer, Doculive, Melior, Obstetrix, Selene, Aurora, Unified Information Management (incl. Sense (HIE), syngo share, ProAct, Soarian Health Archieve), Soarian Medsuite, Clinicom, Sorian Health Archive, Sorian Integrated Care, Soarian OR, KaPITO."
Article 4    Exclusion of Business in Denmark and of certain Employees in Switzerland

4.1	Denmark

4.1.1
The Parties agree that the Business operated by Siemens A/S, Denmark ("Siemens Denmark") shall be excluded from the Transaction. In clause 6.2.11 of Article 6.2 of the MSPA (Excluded Liabilities), the wording "Denmark," shall be added after the wording "France," such that this Article reads as follows:

"all Liabilities arising out of or in connection with the operation of the Business in France, Denmark, Japan and Greece (for the avoidance of doubt, such operations do not form part of the Business hereunder) and all Liabilities arising out of or in connection with the ownership of the ITH Share; and"

4.1.2
The employees of Siemens Denmark listed in Annex 4.1 ("Danish Excluded Employees") shall not constitute Business Employees and shall not transfer to Purchaser or any Affiliate of Purchaser. Should Siemens Denmark give notice of termination to, or enter into a termination agreement with, any Danish Excluded Employees before the Closing Date or within thirty (30) days thereafter, Purchaser shall reimburse Siemens Denmark for all amounts actually paid by Siemens Denmark to or with respect to such Danish Excluded Employees in connection with the termination (including Taxes directly related thereto), such amount to include in particular any severance payment, and, if and to the extent the relevant Danish Excluded Employee is released (freigestellt) from the duty to work, the salary paid and any benefits provided in the period from the delivery of the notice, respectively the conclusion of the termination agreement until the effectiveness of the termination (such costs together the "Termination Costs"); provided, however, the amount to be reimbursed by Purchaser for each Danish Excluded Employee shall equal the lesser of the actual amount of Termination Costs paid by Siemens Denmark to or with respect to such Danish Excluded Employee or the amount set forth on Annex 4.1 for each Danish Excluded Employee.

4.1.3	The following shall be added to the last sentence of Annex A to the MSPA (Definition of Business) after the end of the last paragraph of the section headed “Non-Business activities”:

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“The Business also does not include the activities or operations of Seller and its Affiliates in Denmark.”

4.1.4	The payments to be made by Purchaser pursuant to Article 4.1.2 shall be settled through the mechanism set forth in Article 19.

4.2	Switzerland

4.2.1
The employees of Siemens Schweiz AG, Switzerland ("Local Seller Switzerland") listed in Annex 4.2 ("Swiss Excluded Employees") shall, subject to Article 4.2.4, not constitute Business Employees and shall not transfer to Purchaser or any Affiliate of Purchaser.

4.2.2
Should Local Seller Switzerland give notice of termination to, or enter into a termination agreement with, any Swiss Excluded Employees before the Closing Date or within thirty (30) days thereafter, Purchaser shall reimburse Local Seller Switzerland for all Termination Costs actually paid by Local Seller Switzerland to or with respect to such Swiss Excluded Employees in connection with the termination; provided, however, the amount to be reimbursed by Purchaser for each Swiss Excluded Employee shall equal the lesser of the actual amount paid by Local Seller Switzerland to or with respect to such Swiss Excluded Employee or the amount set forth on Annex 4.2 for each Swiss Excluded Employee.

4.2.3	The payments to be made by Purchaser pursuant to Article 4.2.2 shall be settled through the mechanism set forth in Article 19.

4.2.4	The Parties agree that notwithstanding anything contained herein to the contrary, Article 10.4.8 of the MSPA shall not apply for any Swiss Excluded Employee.
Article 5    Transfer of IPR in certain countries

5.1
The Parties have agreed on a specific concept for the sale and transfer of the Business of the Local Sellers for Germany, the USA, Sweden, Norway, Portugal and Belgium. For these countries, two Local Asset Transfer Agreements with two different Designated Purchasers shall be executed at the Closing Date. One Local Asset Transfer Agreement shall cover the sale and transfer of the Transferred IP (with certain exceptions for the US) and the Assumed Liabilities relating thereto to one Designated Purchaser (the "IP Purchaser"). The second Local Asset Transfer Agreement shall cover the sale and transfer of all other parts of the Entire Transferred Assets and the Assumed Liabilities to another Designated Purchaser (the "Business Purchaser"). The Parties have agreed on the Local Asset Transfer Agreements to be executed for these countries.

5.2	Purchaser states that each IP Purchaser has granted to Business Purchaser, as of the Effective Date, or will grant to the respective Business Purchaser promptly following the

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Effective Date, licenses to the applicable Transferred IP and applicable Seller Licensed IP for the operation of the Business.
Article 6    T. J. Samson Community Hospital

6.1
Siemens Medical Solutions USA, Inc. (“SMS”) and T. J. Samson Community Hospital (“T.J. Samson”) have entered into that certain Confidential Settlement Agreement and Mutual Release dates as of January 9, 2015 (the “Settlement Agreement”) which, inter alia, provides for an amendment (the "TJ Samson Amendment") of that certain agreement between SMS and T.J. Samson dated as of December 20, 2000 (as amended, the "TJ Samson Agreement"). In connection with the entry into this Settlement Agreement the Parties agree as follows:

6.1.1
The Parties agree that without undue delay after the Closing Date, SMS shall assign the entire TJ Samson Agreement (including the SY Portion, as defined in the TJ Samson Amendment) to the relevant Designated Purchaser in accordance with the rules specified in clause 3.1 and the last sentence of clause 3.2 of the TJ Samson Amendment.

6.1.2	The Settlement Agreement shall constitute an Assumed Contract, provided that the following specific terms and conditions shall apply:

(a)	Following the Closing Date, the relevant Designated Purchaser shall be entitled to any Shortfall Payments (as defined in the Settlement Agreement).

(b)
The Parties acknowledge that for the purpose of calculating the Annual Minimum (as defined in the Settlement Agreement) of new products and services, and consequently, of the Shortfall Amount (as defined in the Settlement Agreement), purchases from SMS before and/ or after the Closing Date will be taken into account as further specified in the Settlement Agreement. Seller and its Affiliates shall not be liable to Purchaser and/ or its Affiliates if TJ Samson satisfies its future business commitment (as described in clause 2 of the Settlement) in whole or in part by purchasing products and services from SMS.

(c)
Seller shall procure that SMS will provide to the relevant Designated Purchaser all information in relation to purchases from SMS reasonably required by the relevant Designated Purchaser to comply with the accounting obligations pursuant to clause 3(d) of the Settlement Agreement.

6.1.3
The Note (as defined in the Settlement Agreement) shall constitute an Excluded Contract and all of the receivables of the Business payable by TJ Samson pursuant to the Note shall constitute Excluded Assets.

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Article 7    Transfer of Business Employees

7.1
In relation to the termination of the employment of any Business Employees located in the US by Seller and/ or its Affiliates, the Parties agree that notwithstanding anything in the MSPA to the contrary,

7.1.1
Seller or the relevant Seller's Affiliate, shall not be obliged to terminate the employment of any Business Employee located in the US who has accepted the Purchaser’s or a Designated Purchaser's offer for employment;

7.1.2
Seller or the relevant Seller's Affiliate may in its sole discretion decide on the termination of the employment of any Business Employee who does not accept Purchaser’s or a Designated Purchaser's offer for employment or for any other reason is not a Transferred Employee.

7.2
The Parties acknowledge and agree that notwithstanding anything contained in the MSPA to the contrary, any Business Employee located in the US that receives an offer of employment from Purchaser (or any of its Affiliates) that complied with Articles 10.4.2 and 10.4.3 of the MSPA shall not be an Objecting Employee under Article 10.8 to the extent such Business Employees do not accept such offer of employment.

Article 8    Exclusion of Certain Business Employees in the US

8.1
The Parties have agreed that Purchaser will not offer to certain Business Employees located in the United States employment with the New Employer following the Closing Date. The Parties agree that notwithstanding anything contained in the MSPA to the contrary, neither Purchaser or any of its Affiliates will offer employment to the Business Employees set forth on Annex 8.1 of this Amendment Agreement (each an “US Excluded Employee” and collectively, the “US Excluded Employees”) and the failure of Purchaser to give an offer of employment to an US Excluded Employee shall not be a breach of the MSPA; provided, however, Purchaser agrees to reimburse Seller (or its applicable Affiliate) with respect to each US Excluded Employee that is terminated by Seller (or its applicable Affiliate) within thirty (30) days of the Closing Date the lesser of the actual amount of severance paid to each US Excluded Employee or the amount set forth on Annex 8.1 for each US Excluded Employee.

8.2	The payments to be made by Purchaser pursuant to Article 8.1 shall be settled through the mechanism set forth in Article 19.
Article 9    Excluded Contracts

9.1	KPMG

9.1.1	The Parties agree that any Contracts between Seller or any Affiliate of Seller, on the one hand, and with KPMG International’s network member firms worldwide,

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on the other hand, will be Excluded Contracts under the terms of the MSPA. To reflect this exclusion, the Parties agree to the following amendment to the MSPA:

9.1.2	In Article 4.2 of the MSPA (Excluded Contracts), the following wording shall be added as a new clause 4.2.6:
"any Contracts between Seller and/or any of its Affiliates, on the one hand, and with KPMG International’s network member firms worldwide, on the other hand;"

9.2	Car Leases in the United States

9.2.1
The Parties agree that notwithstanding anything in the MSPA to the contrary, neither Purchaser or any of its Affiliates shall acquire or assume any leases for automobiles in the United States used by Business Employees. Any Contracts related to such automobile leases shall be deemed to be Excluded Contracts.

9.2.2	In Article 4.2 of the MSPA (Excluded Contracts), the following wording shall be added as a new clause 4.2.7:
"any Contracts relating to the leasing of automobiles in the United States;"

9.3	In addition to the foregoing, the existing clauses 4.2.6 and 4.2.7 of the MSPA shall each be renumbered 4.2.8 and 4.2.9, respectively.
Article 10    India Slump Sale Agreement
The Parties have agreed to use a “Slump Sale Agreement” instead of the form of Local Asset Transfer Agreement to effect the sale and transfer of the Entire Transferred Assets and the Assumed Liabilities related to the operation of the Business in India. The Parties acknowledge and agree that nothing in the Slump Sale Agreement shall impose any additional Liabilities on Seller or Purchaser and to the extent that any provision of the Slump Sale Agreement conflicts with the provisions of the MSPA, the provisions of the MSPA shall control.
Article 11    Employees Matters

11.1	Shared Function Employees

11.1.1	The Parties agree to delete Article 10.2 of the MSPA and replace it with the following:
“Purchaser has agreed that it or its relevant Affiliates extend employment offers to each of the shared function employees (employees of Seller or its Affiliates who have worked for the Business but not primarily so) set forth on Annex 10.2(a) (collectively, the "Transferred Shared Function Employees") and each such Transferred Shared Function Employee shall be considered a Business

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Employee. Furthermore, the Parties have agreed that Purchaser and its Affiliates will not extend employment offers to each of the shared function employees set forth on Annex 10.2(b).
If Seller or its relevant Affiliate give notice of termination to, or enter into a termination agreement with,

(i)	any of the Transferred Shared Function Employees set forth on Annex 10.2(a) who have not accepted Purchaser's or its relevant Affiliates' offer for employment; or

(ii)	any of the shared function employees set forth on Annex 10.2(b), before the Closing Date or within sixty (60) days thereafter, Purchaser shall reimburse Seller 50% of the amount of Termination Costs actually paid by Seller or its relevant Affiliate to or with respect to such shared function employees in connection with the termination. For the avoidance of doubt, Seller and its Affiliates shall not be obligated to terminate any of such shared function employees referred to in the preceding sentence."

11.1.2	The payments to be made by Purchaser pursuant to Article 10.2 of the MSPA (as amended in this Article 11.1) shall be settled through the mechanism set forth in Article 19.

11.2	Excluded Business Employees
Notwithstanding anything to the contrary in the MSPA, the Parties have agreed that the certain Business Employees listed on Annex 11.2 of this Amendment Agreement will be retained by Seller or its applicable Affiliates and not transferred to Purchaser or its Affiliates (collectively, the “Excluded Business Employees”). For all purposes under the MSPA, the Excluded Business Employees will not be considered Business Employees.
Article 12    Lump Sum Payment to German Business Employees

12.1
In connection with the transfer of certain Business Employees in Germany, Purchaser has agreed to pay each applicable Business Employee a single lump sum payment in the amount of €1,880, with such payments being made by Purchaser or a Designated Purchaser following the Closing Date. Seller has agreed to reimburse Purchaser fifty percent (50%) of the aggregate payment to be made to all such Business Employees.

12.2	The payments to be made by Seller pursuant to Article 12.1 shall be settled through the mechanism set forth in Article 19.

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Article 13    Seller Licenses to Purchaser and Designated Purchasers
The Parties desire to amend Article 8.6.1 of the MSPA to fix an incorrect cross-reference. In Article 8.6.1 of the MSPA, the reference to “Article 8.6.3” shall be replaced with a reference to “Article 8.6.4”.
Article 14    Sales Tax USA
The Parties have jointly assessed if and to what extent the Transactions are subject to US state sales tax ("US Sales Tax"). If and to the extent that, contrary to the Parties’ assessment, additional amounts of US Sales Tax shall become payable, the Parties shall reasonably cooperate to fulfill either Parties obligations towards the Tax Authorities and comply with all applicable statutory rules. Seller shall to the extent permitted by the relevant Tax Authority give Purchaser the opportunity to participate, at Purchaser’s expense, in any hearings, protests, audits, or other proceedings and in all negotiations and correspondence with the Tax Authorities relating to such additional US Sales Tax. To the extent that such US Sales Tax, interest and penalties are payable, notwithstanding anything contained in the MSPA to the contrary, they shall be equally shared by Seller (or the relevant local Seller) and Purchaser (or the relevant Designated Purchaser).
Article 15    Local Payments in India, Mexico and Romania
The Parties have determined it necessary, and Purchaser has agreed to pay, the applicable portion of the Purchase Price for the transfer of the Business in India, Mexico and Romania in the local currencies pursuant to wire instructions provided by Seller prior to the Closing Date in order to facilitate the Closing (each such amount the "Pre-Closing Payment"). The Parties agree that the exchange rate to be applied for the calculation of the Pre-Closing Payments, will be the US Dollar to local currency rate as disclosed by Reuters on the close of business on the business day (in the specific country) immediately preceding January 28, 2015. Seller agrees to hold these funds in trust pending the Closing. If the MSPA is terminated prior to Closing in accordance with Article 26 of the MSPA, Seller will promptly return the funds so deposited in accordance with this Article 15 within three (3) Business Days of such termination.
Article 16    February Rent

16.1
Seller agrees to pay, or cause its Affiliates to pay, before or after the Effective Date the rent and certain ancillary costs payable for the month of February under the Transferred Lease Agreements which are identified, together with an estimate of the relevant costs, on Annex 16.1 (the "February Rents"). Purchaser agrees to reimburse Seller for the actual payments of the February Rents.

16.2	The payments to be made by Purchaser to Seller pursuant to Article 16.1 shall be settled through the mechanism set forth in Article 19.

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Article 17    Romania Buildout Costs

17.1
In connection with the new office space in Brasov, Romania (Mihail Kogalniceanu nr.3, 500090 Brasov), Purchaser shall bear certain costs and expenses set forth on Annex 17.1 of this Amendment Agreement (the "Romania Buildout Costs") that are related to the building out of the space for use by the Business following the Closing. To the extent that Seller or its Affiliates have paid prior to, or will pay after, the Closing Date any of the Romania Buildout Costs, Purchaser shall reimburse Seller for such amounts. With regard to the old office space in Brasov, Romania (Bulevardul Eroilor nr. 3A, 500007 Brasov) the provision of Article 9.5 of the MSPA shall apply.

17.2	The payments to be made by Purchaser to Seller pursuant to Article 17.1 shall be settled through the mechanism set forth in Article 19.
Article 18    Paid Time Off
The Parties agree to delete Article 10.15 of the MSPA and replace it with the following:

"10.15.1
Seller agrees to pay all US Transferred Employees all accrued, unused compensation, including but not limited to paid time off ("PTO"), at the termination of each such US Transferred Employee’s employment with Current Employer.

10.15.2
Purchaser has agreed to credit each Transferred Employee in India with up to 15 days of unused, accrued PTO; provided that such Transferred Employee’s Current Employer will not pay out such PTO as of the Closing. Furthermore, the relevant Local Seller shall reimburse the relevant Designated Purchaser the aggregate gross amount equal to the value of the days of PTO to be credited to each of the Transferred Employees in India within 30 days from the Closing Date under the Local Asset Transfer Agreement for India."

Article 19    Settlement of Certain Payment Obligations

19.1	Allocation Amount

19.1.1	The amount calculated as follows shall be referred to as the "Allocation Amount":

(a)
the sum of the aggregate amounts to be paid by Purchaser pursuant to Article 4.1 (Denmark), Article 4.2 (Switzerland), Article 8 (Exclusion of Certain Business Employees in the US), Article 11.1 (Shared Function Employees), Article 16 (February Rent) and Article 17 (Romania Buildout Costs);

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(b)	minus the aggregate amounts to be paid by Seller pursuant to Article 12 (Lump Sum Payment to German Business Employees).
The Parties estimate that the Allocation Amount amounts to USD 2,727,338.25 (in words: two million seven hundred twenty-seven thousand three hundred thirty-eight US Dollars and twenty-five cents) (the "Estimated Allocation Amount"), as further specified for the relevant items in Annex 19.1.1.

19.1.2	The Purchase Price shall be increased or, as applicable, reduced by the Allocation Amount.

19.1.3	The Preliminary Purchase Price shall be increased by the Estimated Allocation Amount.

19.2	Final Determination and Settlement of the Allocation Amount

19.2.1
Without undue delay after the amounts to be considered in the Allocation Amount can be determined, Seller shall prepare a statement showing all relevant items of the Allocation Amount (the "Allocation Statement") and deliver such statement, together with reasonable documentation to support the amounts reflected therein, to Purchaser. Article 16.4 of the MSPA shall apply mutatis mutandis to the preparation of the Allocation Statement. In relation to any amounts determined in any currency other than US Dollar, the exchange rate to be applied for the calculation of the Allocation Amount, will be the US Dollar to local currency rate as disclosed by Reuters on the close of business on the business day (in the specific country) immediately preceding January 28, 2015.

19.2.2
Within thirty (30) days after receiving the Allocation Statement, Purchaser may provide Seller with a written notice of objection stating any changes proposed to such Allocation Statement. If and to the extent Purchaser fails to issue a notice of objection within the thirty (30) days period, the Allocation Statement as provided by Seller shall become binding. If and to the extent Purchaser issues such notice of objection, the provisions of the last sentence of Article 16.5 and of Article 16.6 of the MSPA shall apply mutatis mutandis.

19.2.3	The Allocation Amount shall be considered in the calculation of the Adjustment Amount as follows:

(a)
If at the time the Working Capital Statement and the Pension Amount became final and binding the Allocation Statement has become final and binding as well, the amount of the Allocation Amount shown in the Allocation Statement shall be included in the calculation of the Adjustment Amount.

(b)	Otherwise,

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(i)
for the purpose of the calculation of the Adjustment Amount, any items of the Allocation Amount which have become final and binding at the time the Working Capital Statement and the Pension Amount became final and binding, shall be included in the Adjustment Amount whereas for all remaining items, unless otherwise agreed between the Parties, the relevant estimates reflected in Annex 19.1.1 shall be applied;

(ii)
and within ten (10) Business Days after any other items of the Allocation Amount have been finally agreed, Seller or Purchaser, as applicable, shall pay the difference between the respective amounts included in the Adjustment Amount and the respective final amounts to the Party entitled to such payment.

19.3	No Double Counting
The Parties acknowledge and agree that no amount taken in account in determining the Allocation Amount shall be taken into consideration for the determination of the Working Capital.

19.4	Estimate of Preliminary Purchase Price
The Parties agree that the increase of the Preliminary Purchase Price resulting from the Allocation Amount shall not be considered in the determination of the calculation of the maximum amounts under Article 15.2 of the MSPA (as amended by Article 20.3 below).
Article 20    Early Payment of Trade Payables
Purchaser has requested that Seller, before the Effective Date, pay accounts payable for goods and services provided to or used exclusively or primarily by the Business (the "Trade Payables") prior to such Trade Payables respective maturity dates. Seller hereby agrees to pay such Trade Payables as requested, subject to the terms and conditions set out below:

20.1
Seller will endeavour to pay, or cause its Affiliates to pay, before the Effective Date, the Trade Payables prior to their maturity date (such payments the "Premature Payments"); provided, that Seller does not commit that any specific amount of the Trade Payables will be paid prior to their maturity date or that only a certain amount of the Trade Payables will remain as of the Effective Date.

20.2
Purchaser acknowledges that the Premature Payments will result in an increase of the Working Capital as of the Effective Date and, correspondingly, in an increase of the Estimated Working Capital and the Preliminary Purchase Price. Purchaser agrees that it will not dispute the amount of the trade payables shown in Seller’s statement of the Estimated Working Capital for the Preliminary Purchase Price at Closing; provided, however, Purchaser retains all rights set forth in Article 16 of the MSPA.

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20.3
The Parties hereby agree that the reference to “USD 10,000,000.00 (in words: ten million US Dollars)” in the last sentence of Article 15.2 of the MSPA is hereby revised to be “USD 70,000,000.00 (in words: seventy million US Dollars)” to reflect the potential increase in the Preliminary Purchase Price as a consequence of the impact of the Premature Payments on the Estimated Working Capital.

Article 21    Extension of Grace Periods for Certain Excluded Domains and the E-Mail Domains

21.1
The Parties agree that with respect to the following Excluded Domains: siemensmedical.com (including all child domains under that domain (i.e. asp.siemensmedical.com, etc.)), learnatsiemens.com, siemensmedicalacademy.com, siemenssoarian.com, siemenshealthservices.com, siemenshealthservices.net, siemenshealthservices.org, siemensmedasp.biz and siemensmedasp.com, Articles 8.12.5 and 8.12.6 of the MSPA are changed as follows: all thirty (30) day periods are extended to twelve (12) month periods and all six (6) month periods are extended to eighteen (18) month periods.

21.2	The Parties agree that Article 8.12.7 of the MSPA shall be changed as follows: the thirty (30) days period is extended to a ninety (90) days period.
Article 22    Assumed Liabilities
The Parties agree that Article 6.1.6 shall be deleted and replaced with the following wording:
"[intentionally left blank]".
Article 23    Group Contracts
The Parties agree that the definition of "Group Contracts" in Annex 1.1 to the MSPA shall be deleted and replaced with the following wording:
"Group Contracts" shall mean all Contracts under which Seller or any of its Affiliates provides goods or services to the Business, or vice-versa."
Article 24        Licensed Software
The Parties agree that the following wording shall be added after the last sentence of Article 8.8.3 of the MSPA:
"Notwithstanding the foregoing, with respect to the individual Software licenses which (i) are licensed by third parties to Seller or any of the Local Sellers under a Shared Licensing-in Agreement, (ii) are used by the Business, and (iii) listed on Annex 8.8.3(i) (collectively the "Excluded Individual Shared Licensed-In Software Licenses") – while, for the avoidance of doubt, any Software licenses

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licensed under any Transferred Licensing-in Agreements are not considered as Excluded Individual Shared Licensed-In Software Licenses – the Parties agree that such Excluded Individual Shared Licensed-In Software Licenses will not be transferred from Seller or a Local Seller to Purchaser or a Designated Purchaser. Within 30 days following the day on which Seller has handed over to Purchaser a GID based client computers software inventory with the columns set out in Annex 8.8.3(ii) (the “Reference Day”), Purchaser and the applicable Designated Purchasers shall arrange for substitutive individual Software licenses or otherwise ensure license compliance (e.g. by deletion) with respect to the Excluded Individual Shared Licensed-In Software Licenses (collectively, “Replacement Licenses”) at their own cost and responsibility, provided, however, that Seller shall promptly reimburse Purchaser for the cost of such Replacement Licenses following receipt from Purchaser of the documented cost of such Replacement Licenses up to an aggregate amount of USD 8,300,000.00 (in words: eight million three hundred thousand US Dollars). Until 30 days following the Reference Day, Seller shall indemnify Purchaser and the Designated Purchasers from any claims by a third party licensor of the Excluded Individual Shared Licensed-In Software Licenses, which are based on or relate to the use of the relevant individual shared licensed-in software related to any of the Excluded Individual Shared Licensed-In Software Licenses by Purchaser or the Designated Purchasers in the operation of the Business following the Closing Date, including the use of any authorization keys for such software by Purchaser or any Designated Purchaser or the receipt of Services under the Transitional Services Agreement without a valid license. Commencing 31 days after the Reference Day, Purchaser shall indemnify Seller and any Local Seller from any claims by a third party licensor of the Excluded Individual Shared Licensed-In Software Licenses, which are based on or relate to the failure of Purchaser or the Designated Purchasers having any of the Replacement Licenses, independent of fault.”
Article 25    Miscellaneous Provisions

25.1	Effect of Amendment Agreement
The Parties agree to be bound by the provisions of the MSPA, as varied and supplemented by this Amendment Agreement. Save as varied and supplemented by this Amendment Agreement, the MSPA shall remain in full force and effect.

25.2	General Provisions
The provisions of Article 27 (Miscellaneous) and Article 28 (Governing Law, Dispute Settlement) of the MSPA shall apply mutatis mutandis to this Amendment Agreement.

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25.3	Annexes
Reference is made to Annex 4.1, Annex 4.2, Annex 8.1, Annex 8.8.3(i), Annex 8.8.3(ii), Annex 10.2(a), Annex 10.2(b), Annex 11.2, Annex 16.1, Annex 17.1 and Annex 19.1.1. These Annexes are attached to this Amendment Agreement. The persons appearing have reviewed the Annexes, authorized them and signed them on every page. The persons appearing waived their right to have the Annexes read aloud.

This Deed was read aloud to the persons appearing, approved by them and signed by them and the acting Notary in their own hands on 1 February 2015 as follows:

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The following schedules have been omitted:

4.1
Danish Excluded Employees

4.2
Swiss Excluded Employees

8.1
Excluded US Employees

8.8.3(i) to the MSPA
Excluded Individual Shared Licensed-In Software Licenses

8.8.3(ii) to the MSPA
Template Inventory GID

10.2(a) to the MSPA
Transferred Shared Function Employees

10.2 (b) to the MSPA
Certain Excluded Shared Function Employees

11.2
Excluded Business Employees

16.1
February Rents

17.1
Romania Buildout Costs

19.1.1
Estimated Allocation Amount

Cerner Corporation will furnish supplementally a copy of any omitted Annex to the Commission upon request.

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